Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200
EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2019 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 13, 2019 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter ended September 30, 2019 (“Q3”).

Overview
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Q3 2019 net sales decreased 50.8% to $4.7 million from $9.5 million in Q3 2018, primarily driven by a decrease in POPS solution revenue partially offset by increased innovation initiatives revenue.
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Q3 2019 operating loss was $1.1 million compared to operating income of $846,000 in Q3 2018.
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Q3 2019 net loss was $978,000, or $0.08 per basic and diluted share, compared to net income of $645,000, or $0.05 per basic and diluted share in Q3 2018.

Insignia’s President and CEO Kristine Glancy commented, “While our Q3 2019 results show a significant decline versus Q3 2018, the declines are consistent with the trends we saw in the first half of 2019 driven by the loss of a significant retailer due to competitive pressures and completion of a favorable CPG contract. We remain committed to our core signage business and are working with both our CPG and retail clients on opportunities to turn this business around, despite the competitive pressures we continue to face. Our team continues to be resilient and innovative as we focus on growing the overall portfolio with our display and digital solutions. These solutions, along with signage expansion outside POPS contributed 47% of our total revenue in Q3 2019. In less than two years, the team has built a display business that is resonating with our clients and resulted in a prestigious industry recognition, ‘Top Display Company in 2019’ by Creative Magazine. I couldn’t be prouder of this accomplishment. We are also very encouraged by initial results from our digital solution and we anticipate this to be a significant growth driver for us moving forward.”

Ms. Glancy continued, “As we move forward, we are continually looking to gain efficiencies in our new products and our overall cost structure. We will also continue to focus on aligning our resources to fuel our future growth. We have a strong foundation across our full portfolio with our high-caliber team, our partners and clients as we head into 2020. Our focus will be on creating efficient and effective go-to-market processes on new products coupled with a focus on our core business.”

Q3 2019 Results
Net sales decreased 50.8% to $4,654,000 in Q3 2019, from $9,455,000 in Q3 2018, primarily due to a decrease in POPS solution revenue. The number of signs placed and average price per sign both decreased, due to the loss of a significant retailer as a result of competitive pressures, and the completion of a non-recurring favorable CPG contract. Q3 2019 net sales were positively impacted by a 12.6% increase in innovation solutions revenue compared to Q3 2018.

Gross profit in Q3 2019 decreased to $926,000, or 19.9% of net sales, from $3,563,000, or 37.7% of net sales, in Q2 2018. The decrease in gross profit was primarily due to a decrease in POPS solution sales as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with the decrease in average price per sign due to the completion of a non-recurring favorable contract, partially offset by an increase in revenue and profitability from innovation solutions.

Selling expenses in Q3 2019 were $573,000, or 12.3% of net sales, compared to $908,000, or 9.6% of net sales, in Q3 2018 due to reduced variable staff related expenses.

Marketing expenses in Q3 2019 were $559,000, or 12.0% of net sales, compared to $703,000, or 7.4% of net sales, in Q3 2018. Decreased marketing expense was primarily the result of decreased staffing and variable staff related expenses, partially offset by increased consulting expenses.

General and administrative expenses in Q3 2019 were $865,000, or 18.6% of net sales, compared to $1,106,000, or 11.7% of net sales, in Q3 2018 due to lower variable staff related expenses and lower administrative costs.

Income tax benefit for Q3 2019 was 4.6% of pretax loss, or a benefit of $47,000, compared to income tax expense of 25.1% of pretax income, or $216,000, in Q3 2018.

As a result of the items above, the net loss for Q3 2019 was $978,000, or $0.08 per basic and diluted share, compared to net income of $645,000, or $0.05 per basic and diluted share, in Q3 2018.

As of September 30, 2019, cash and cash equivalents totaled $7.8 million, compared to $10.2 million as of December 31, 2018.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “believe,” “continue,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future growth, future service revenues, changes in composition of retailer and CPG manufacturer networks, innovation and transformation of the Company’s business, and the nature or impact of pending legal proceedings, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$4,654,000	$9,455,000	$15,636,000	$25,119,000
Cost of sales	3,728,000	5,892,000	12,471,000	15,805,000
Gross profit	926,000	3,563,000	3,165,000	9,314,000
Operating expenses:
Selling	573,000	908,000	2,004,000	2,530,000
Marketing	559,000	703,000	1,809,000	1,873,000
General and administrative	865,000	1,106,000	2,443,000	3,580,000

Operating income (loss)	(1,071,000)	846,000	(3,091,000)	1,331,000
Other income	46,000	15,000	113,000	27,000

Income (loss) before income taxes	(1,025,000)	861,000	(2,978,000)	1,358,000
Income tax expense (benefit)	(47,000)	216,000	(416,000)	365,000

Net income (loss)	$(978,000)	$645,000	$(2,562,000)	$993,000

Net income (loss) per share:
Basic	$(0.08)	$0.05	$(0.22)	$0.08
Diluted	$(0.08)	$0.05	$(0.22)	$0.08

Shares used in calculation of net income (loss) per share:
Basic	11,986,000	11,729,000	11,911,000	11,784,000
Diluted	11,986,000	12,012,000	11,911,000	12,026,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2019	2018

Cash and cash equivalents	$7,780,000	$10,160,000
Working capital	11,453,000	13,351,000
Total assets	18,576,000	23,953,000
Total liabilities	4,367,000	7,633,000
Shareholders' equity	14,209,000	16,320,000

Working capital represents current assets less current liabilities.